Exhibit 99.1
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INVESTORS:                                                      MEDIA:
Kevin Twomey                                                    Karen Rugen
717-731-6540                                                    717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

        THREE NEW BOARD MEMBERS ELECTED TO RITE AID BOARD OF DIRECTORS

CAMP HILL, PA, September 22, 2005--The Board of Directors of Rite Aid Corporation (NYSE, PCX: RAD) today announced the election of three new board members to the Board. Their terms will expire at the company's annual meeting in June, 2006, at which time it is expected they will stand for re-election. This election brings the Board membership to 12.

Elected to the Board are:

o Joseph B. Anderson, 62, chairman of the board and chief executive officer of TAG Holdings, LLC, a holding company for various manufacturing, service and technology-based businesses in North America and Asia, since 2002. Prior to TAG Holdings, Mr. Anderson was chairman and chief executive officer of Chivas Industries, LLC, a manufacturer of products for the automotive industry, from 1994 until 2002. He began his business career with General Motors in 1979, after 13 years as an officer in the U.S. Army.

     Mr. Anderson currently serves on the boards of Quaker Chemical Corporation, ArvinMeritor, Inc. and Sierra Pacific Resources. He received a bachelor of science degree in math and engineering from the United States Military Academy, two master's degrees from the University of California in Los Angeles and graduated from the Harvard Advanced Management Program. His professional and civic affiliations include chairman of the Original Equipment Suppliers Association, director of the Society of Automotive Engineers Foundation and executive committee member of the National Association of Black Automotive Suppliers. Mr. Anderson also serves on the board of trustees of Kettering University.

o Robert Mariano, 55, chairman and chief executive officer of Roundy's Supermarkets, Inc., the leading retail grocer in Wisconsin operating 134 stores under the Pick `n Save, Copps and Rainbow Foods banners in Wisconsin, Minnesota and Illinois. Before joining Roundy's in 2002, he spent 25 years at Dominick's Supermarkets in metropolitan Chicago, working his way to the top until he served as president, chief executive officer and chief operating officer from 1995 to 1998, when he sold the chain to Safeway, Inc.

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Rite Aid Press Release - page two


     Since joining Roundy's, Mariano consolidated and relocated the company's home office, moving it from the Milwaukee suburbs to downtown Milwaukee. Under his leadership, the company built the Roundy's Oconomowoc Distribution Center, a 1.1 million square foot facility located between Milwaukee and Madison, in Oconomowoc. Mariano also established the Roundy's Foundation, which provides grants to local non-profit groups concerned with hunger relief, families in crisis and the advancement of literacy. Mariano has an MBA from the University of Chicago and a B.S. in Biology from the University of Illinois, Chicago.

o Marcy Syms, 54, chief executive officer of SYMS Corporation, a chain of off-price clothing stores with 37 stores in 16 states, since 1998 and president and a director of SYMS since 1983. Author of the book "Minding Your Own Business and Keeping It In the Family," Ms. Syms has also been an instructor at Parsons School of Design.

     She is currently chair of the advisory board for the Federal Reserve Bank of New York, a board member of the New York Chapter of the American Heart Association and the Manhattan Theatre Club and a member of the World President's Organization. A founding member of the Sy Syms School of Business at Yeshiva University, she also serves as a trustee for Prosperity New Jersey, a public/private partnership designed to promote economic development. She holds a masters of science degree in public relations from Boston University.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.8 billion and approximately 3,350 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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